Exhibit 99.1

PRIME MERIDIAN HOLDING COMPANY REPORTS

FOURTH QUARTER AND YEAR END 2013 RESULTS

TALLAHASSEE, FL., Feb. 12, 2014 (GLOBE NEWSWIRE) – Prime Meridian Holding Company (the “Company”), the holding company for Prime Meridian Bank (the “Bank”), today announced financial results for the year ended December 31, 2013. The Company reported net income of $1.1 million, or $0.76 per diluted share. This compares to net income of $1.0 million, or $0.68 per diluted share, for the year ended December 31, 2012 and $616,000, or $0.41 per diluted share, for the year ended December 31, 2011.

Overview

•	Net Income for the year ended December 31, 2013 increased 12.9% over the year ended December 31, 2012, driven by a 25.8% increase in Loan Interest Income and a 12.9% decrease in Total Interest Expense.

•	Fourth quarter 2013 earnings were $298,000, up $74,000 from the fourth quarter 2012 and up $10,000 from the third quarter 2013.

•	Prime Meridian Bank’s efficiency ratio was 67.40% for the year ended December 31, 2013, compared to 76.34% for the year ended December 31, 2012.

•	Total assets of the Company were $206.5 million as of December 31, 2013, up from $169.7 million as of December 31, 2012 and $190.4 million as of September 30, 2013.

•	For the year ended December 31, 2013, the Return on Average Assets was 0.62% and the Return on Average Equity was 7.16% compared to 0.69% and 6.51%, respectively, for the year ended December 31, 2012.

Net Interest Income

Net interest income was $6.3 million for the year ended December 31, 2013, compared to $4.9 million during the prior year, a 27% increase year over year. Total net loans as of December 31, 2013 were $121.4 million compared to $93.4 million in 2012. The net interest margin was 3.55% in 2013, up slightly from 3.54% in 2012, as a 16 basis points decrease in the average yield on total interest-earning assets was offset by a 24 basis points decrease in the average yield on total interest-bearing liabilities.

Net interest income was $1.7 million for the quarter ended December 31, 2013 compared to $1.3 million for the same period in 2012.

Noninterest Income

During 2013, noninterest income decreased $391,000 to $859,000. The decrease was primarily due to an $881,000 gain on sale of securities that was recorded during the year ended December 31, 2012, compared to a $14,000 gain on sale of securities that was recorded during the year ended December 31, 2013. The decrease was partially offset, however, by a $250,000 gain on sale of loans related to the sale of the guaranteed portions of several SBA loans and a $164,000 increase in other income. The gain in other income was driven by increases in income from bank owned life insurance, mortgage origination fees, and transaction fees on credit cards and debit cards.

Noninterest Expense

Noninterest expense was $4.9 million in 2013 compared to $4.1 million in 2012. The increase was primarily due to a 27.6% increase in salaries and employee benefits as the Bank continues to grow. In addition, other expenses increased $201,000 during 2013, primarily driven by increases in spending for business development, new technology and software, computer maintenance, and check card fees. These increases were partially offset by a decrease in data processing as this function was brought in-house in 2013. Full-time equivalent employees have increased from 34 at December 31, 2012, to 38 at December 31, 2013, as the Bank continues to position itself for future expansion.

Loan Portfolio

The composition of our loan portfolio consisted of the following at December 31, 2013 and 2012 (dollars in thousands):

	As of December 31,
	2013		2012
	Amount	% of Total	Amount	% of Total
Commercial real estate	$44,796	36.4%	$35,490	37.5%
Residential real estate and home equity	38,721	31.4%	30,886	32.6%
Construction	12,933	10.5%	6,437	6.8%
Commercial	24,651	20.0%	19,794	20.9%
Consumer	2,072	1.7%	2,105	2.2%

Total Loans	$123,173	100.00%	$94,712	100.00%

Deferred loan costs, net	(69)		(69)
Less: Allowance for loan and lease losses	(1,734)		(1,243)

Loans receivable, net	$121,370		$93,400

Loans totaling $382,000 were deemed to be impaired under the Bank’s policy at December 31, 2013, while loans totaling $232,000 and $0 were deemed to be impaired under the Bank’s policy at December 31, 2012, and 2011, respectively. At December 31, 2013, December 31, 2012, and December 31, 2011, we had no accruing loans that were contractually past due 90 days or more as to principal and interest and no other real estate owned (“OREO”). Our total net charge-offs since inception of the Bank through December 31, 2013 were $516,000, and as of December 31, 2013, December 31, 2012, and December 31, 2011, there were $0, $101,000, and $0, respectively, in nonperforming loans. We believe these results are because of our prudent underwriting standards, experienced loan officers, diligent monitoring of our loan portfolio, and our close ties to our clients.

The provisions for loan losses for the years ended December 31, 2013 and 2012, were $513,000 and $473,000, respectively. Management believes that the allowance for loan and lease losses (“ALLL”), which was $1.7 million, or 1.41% of gross loans, at December 31, 2013 is adequate.

Financial Condition

Balance Sheet

As of December 31, 2013

ASSETS

Cash & Investments	$78,236,350
Net Loans	121,370,576
Premises & Equipment	3,756,735
Other Assets	3,109,341

Total Assets	$206,473,002

LIABILITIES AND

STOCKHOLDERS’ EQUITY

Deposits	$183,224,758
Other Liabilities	6,887,220

Total Liabilities	190,111,978
Stockholders’ Equity	16,361,024
Total Liabilities & Stockholders’ Equity	$206,473,002

As of December 31, 2013, Prime Meridian has grown to $206.5 million in total assets, $183.2 million in deposits, and $121.4 million in portfolio net loans. This compares to $190.4 million in total assets, $167.7 million in deposits, and $115.8 million in portfolio net loans as of September 30, 2013 and $169.7 million in total assets, $146.7 million in deposits, and $93.4 million in portfolio net loans, as of December 31, 2012.

Equity capital was $16.4 million as of December 31, 2013, compared to $16.2 million as of September 30, 2013 and $16.0 million as of December 31, 2012. Book value per share was $10.92 as of December 31, 2013, with 1,497,738 weighted-average shares outstanding. The Bank’s Tier 1 Leverage Ratio was 8.41% as of December 31, 2013, compared to 8.74% as of September 30, 2013, and 9.67% as of December 31, 2012. As of December 31, 2013, the Bank was considered to be “well capitalized” with a 12.41% Tier 1 Leverage Risk-Based Capital Ratio and a 13.66% Total Risk-Based Capital Ratio, well above the current capital minimum ratios to be considered “well capitalized.”

We believe we can attribute our successful growth to a combination of factors including the manner in which we conduct our banking business, the continuing enhancement of our team, our marketing efforts, and the change in ownership of other local banks to out-of-market regional bank holding companies.

About Prime Meridian Holding Company

Prime Meridian Holding Company headquartered in Tallahassee, Florida offers a broad range of banking services through its wholly owned subsidiary, Prime Meridian Bank, a Florida state chartered non-member bank. The Bank, founded in 2008, serves its primary market of the Tallahassee Metropolitan Statistical Area, but also serves clients in the North Florida, South Georgia, and South Alabama markets. The Bank has two office locations, both in Tallahassee, and 38 full time equivalent employees as of December 31, 2013. For more information about Prime Meridian Holding Company, please visit our website at www.primemeridianbank.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify these forward-looking statements. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiary or on the Company’s current plans, estimates, and expectations. These forward-looking statements involve risk and uncertainty and a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. Factors that could have a material adverse effect on our operations and the operations of our subsidiary, Prime Meridian Bank, include, but are not limited to various risks, uncertainties, and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy, and liquidity. These factors should not be construed as exhaustive. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Registration Statement on Form S-1, dated December 11, 2013, and other reports and statements the Company has filed with Securities and Exchange Commission which are available at the SEC’s website (www.sec.gov). We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.

Prime Meridian Holding Company

Tallahassee, Florida

Condensed Consolidated Balance Sheets

(Unaudited)

(Dollars in Thousands)

	December 31,
	2013	2012
Assets
Cash & Equivalents	$34,166	$26,498
Investments AFS	44,071	43,805
Loans, net	121,370	93,400
Office Prop & Equip	3,757	3,437
Accrued Interest Receivable	516	422
FHLB Stock	204	209
Deferred Tax Asset	274	—
Bank Owned Life Insurance	1,562	1,507
Other Assets	335	380
Prepaid Offering Costs	218	—

Total Assets	$206,473	$169,658

Liabilities
Noninterest-bearing deposits	$58,871	$29,328
Savings, NOW and Money Market	109,760	100,885
Time Deposits	14,594	16,516
Other Borrowings	5,719	5,760
Official checks	636	712
Other Liabilities	532	166
Deferred Tax Liabilities	—	252

Total Liabilities	$190,112	$153,619

Stockholders’ Equity	$16,361	$16,039

Total Liabilities and Equity	$206,473	$169,658

Consolidated Statements of Income

(unaudited)

(dollars in thousands)

	For the Quarters Ended December 31,		For the Years Ended December 31,
Account Title	2013	2012	2013	2012
Loan Interest Income	$1,624	$1,282	$6,077	$4,831
Investment Interest Income	233	213	838	864
Other Interest Income	16	9	55	45

Total Interest Income	1,873	1,504	6,970	5,740

Interest Expense – Deposits	155	181	646	747
Interest Expense – Borrowings	15	15	58	61

Total Interest Expense	170	196	704	808

Net Interest Income	1,703	1,308	6,266	4,932
Provision for Loan Losses	110	65	513	473

Net Interest Income After Provision for Loan Losses	1,593	1,243	5,753	4,459

Service charges & fees on deposits	33	31	104	103
Gain on sale of loans	4	—	250	—
Gain on sale of securities	—	—	14	881
Income from BOLI	22	7	64	—
Other income	81	89	427	266

Total Non-Interest Income	140	127	859	1,250

Salaries/Employee Benefits	706	557	2,650	2,082
Occupancy and equipment	235	204	897	856
Professional fees	25	43	128	137
Data processing	—	(3)	—	47
Advertising	48	31	170	160
Other expenses	276	206	1,016	820

Total Non-Interest Expense	1,290	1,038	4,861	4,102

Earnings Before Income Tax	443	332	1,751	1,607
Income Tax Expense	145	108	602	589

Net (Income) Loss	$298	$224	$1,149	$1,018

Financial Highlights

(Unaudited)

(Dollars in Thousands except per share data)

	For the Years Ended December 31,
	2013	2012
Per Share Data:
Earnings per share – Basic	$0.77	$0.68
Earnings per share – Diluted	$0.76	$0.68
Book value per share	$10.92	$10.72
Common shares outstanding	1,498,937	1,496,106
Selected Performance Ratios and Other Data:
Return on average assets	0.62%	0.69%
Return on average equity	7.16%	6.51%
Average yield on average earning assets	3.94%	4.10%
Cost of funds	0.42%	0.62%
Net interest margin	3.55%	3.54%
Efficiency ratio	67.40%	76.34%
Net charge-offs (recoveries) to average loans	0.02%	0.16%

	For the Years Ended December 31,
	2013	2012
Stockholders’ equity to total assets	7.92%	9.45%
Tier 1 risk-based capital ratio	12.41%	14.78%
Nonaccrual loans	$—	$101
Loans past due 90 days and accruing interest	$—	$—
Total nonperforming assets	$—	$101

CONTACT:	Kathy Jones, Chief Financial Officer
(850) 907-2301
Prime Meridian Holding Company
Website: www.primemeridianbank.com